WASTE CONNECTIONS REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2021 OUTLOOK

Fourth Quarter Highlights

-	Improving solid waste volumes and increasing values for recycled commodities and renewable fuels drive results above expectations
-	Revenue of $1.398 billion, net income(a) of $130.7 million, and adjusted EBITDA(b) of $426.6 million, or 30.5% of revenue
-	Net income and adjusted net income(b) of $0.50 and $0.68 per share, respectively
-	Completes additional acquisitions to bring total acquired annualized revenue for the full year to approximately $180 million

Looking at 2021

-	Expects 5.0% solid waste price plus volume growth, 50bps margin expansion, and double-digit percentage growth in adjusted free cash flow(b)
-	Expects revenue to be approximately $5.80 billion, excluding additional acquisitions
-	Expects net income to be approximately $669 million
-	Expects adjusted EBITDA(b) to be approximately $1.80 billion, or about 31.0% of revenue
-	Expects net cash provided by operating activities to be approximately $1.575 billion
-	Expects adjusted free cash flow(b) to be at least $950 million, or 16.4% of revenue
-	Expects double-digit percentage increase in cash dividends and share repurchases

TORONTO, ONTARIO, February 17, 2021 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the fourth quarter of 2020 and outlook for 2021.

“Q4 capped off a remarkable year for Waste Connections, culminating in a solid beat in the period and providing a higher entry point into 2021.  A more than 250 basis points higher than expected improvement in solid waste volumes and increased values for recycled commodities and renewable fuels drove adjusted EBITDA(b) margins 50 basis points above expectations for the quarter.  Moreover, we converted more than 50% of adjusted EBITDA(b) to adjusted free cash flow(b) in the year, while positioning ourselves for double-digit percentage growth in adjusted free cash flow(b) in 2021,” said Worthing F. Jackman, President and Chief Executive Officer.  “Culture and values have guided our response throughout the pandemic, driving improvement in many areas in addition to financial, including safety, employee engagement, retention, and customer connectivity. We spent over $35 million in 2020 primarily directed to discretionary supplemental pay for frontline employees, and, among other initiatives, increased our minimum wage target to $15/hour, expanded benefits and provided scheduling flexibility to accommodate employee needs.”

Mr. Jackman added, “2020 was also noteworthy for the pace of acquisition activity, which accelerated in the fourth quarter to drive another outsized year of activity and an incremental 2% rollover revenue growth from such acquisitions in 2021.  Acquisition dialogue remains elevated and given the strength of our balance sheet, we remain well positioned to fund additional acquisitions, while also increasing return of capital to shareholders through opportunistic share repurchases and dividend growth. With expected solid waste pricing plus volume growth of 5% and increasing recycling and renewable fuels values, 2021 is already positioned for continued growth and margin expansion, with upside from any further reopening activity, recovery in the economy, or acquisitions completed during the year.”

Mr. Jackman continued, “The strength of our results in 2020 and expectations for 2021 reflect our purposeful culture and differentiated strategy; moreover, they are a testament to the tireless efforts of our dedicated essential workers.  We are extremely grateful for our employees’ efforts to drive not only outsized financial performance during this challenging period but operational excellence as well, as they honor commitments to our customers, communities and each other.”

Financial Impact from COVID-19

Throughout the COVID-19 pandemic, revenue from solid waste commercial collection, transfer and disposal has largely reflected the extent to which the slowdown in activity associated with shelter-in-place or other closure restrictions or requirements in effect since Q1 of 2020 have persisted.  Q2 was the first full quarter to reflect the impacts from the COVID-19 pandemic, and activity levels in impacted lines of business have shown improvement in subsequent quarters.  Recoveries in more impacted markets, particularly those where reopenings continue to be delayed or where additional restrictions have been imposed, have generally been less pronounced.

Improving trends since Q2 include as follows:  solid waste collection, transfer and disposal revenue improved from down 5.3% in Q2 to up 0.7% year over year on a same store basis in Q4, with reported solid waste volumes improving from down 9.6% in Q2 to down 3.1% in Q4.  On a same store basis, year-over-year landfill tons, which were down approximately 10% in Q2, improved to down about 5% in Q4, and roll-off pulls improved from down approximately 11% in Q2 to down about 4% in Q4.  Additionally, service resumptions or increases in frequency in solid waste commercial collection in competitive markets we track that had previously suspended or reduced service due to the COVID-19 pandemic improved from recovery levels of 42% of such impacted revenue through Q2 to 56% at year end 2020.

Since the onset of the COVID-19 pandemic, protecting the health, welfare and safety of our employees has been our top priority.  Recognizing the potential for financial hardship and other challenges, we looked to provide a safety net for our employees on issues of income and family health.  To that end in 2020, we incurred over $35 million in incremental COVID-19-related costs, primarily supplemental pay for frontline employees, including pre-holiday “Thank you” bonuses paid out in the fourth quarter.

The impact of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the pandemic in the U.S. and Canada, its severity, the actions to contain the novel coronavirus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Q4 2020 Results

Revenue in the fourth quarter totaled $1.398 billion, up from $1.362 billion in the year ago period.  Operating income was $197.1 million, which included $24.1 million of impairments and other operating items primarily related to an adjustment to the carrying values of certain acquired long-lived assets and $5.3 million of acquisition-related costs.  This compares to operating income of $194.2 million in the fourth quarter of 2019, which included $32.7 million of costs primarily resulting from impairments and other operating items.  Net income in the fourth quarter was $130.7 million, or $0.50 per share on a diluted basis of 263.6 million shares.  In the year ago period, the Company reported net income of $133.3 million, or $0.50 per share on a diluted basis of 264.6 million shares.

Adjusted net income(b) in the fourth quarter was $178.6 million, or $0.68 per diluted share, versus $181.4 million, or $0.69 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the fourth quarter was $426.6 million, as compared to $419.0 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Full Year 2020 Results

For the year ended December 31, 2020, revenue was $5.446 billion, as compared to $5.389 billion in the year ago period.  Operating income, which included $482.1 million in costs primarily related to the decrease in property and equipment at certain E&P landfills as a result of the Company’s impairment testing, was $412.4 million, as compared to $837.8 million in the prior year, which included $77.4 million of costs primarily resulting from impairments and other operating items.

Net income in 2020 was $204.7 million, or $0.78 per share on a diluted basis of 263.7 million shares.  In the year ago period, the Company reported net income of $566.8 million, or $2.14 per share on a diluted basis of 264.5 million shares.

Adjusted net income(b) in 2020 was $695.8 million, or $2.64 per diluted share, compared to $719.6 million, or $2.72 per diluted share, in the year ago period. Adjusted EBITDA(b) in 2020 was $1.662 billion, as compared to $1.674 billion in the prior year period.

2021 Outlook

Waste Connections also announced its outlook for 2021, which assumes no change in the current economic environment.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2021 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $5.80 billion;
-	Net income is estimated to be approximately $669 million;
-	Adjusted EBITDA(b) is estimated to be approximately $1.80 billion, or about 31.0% of revenue;
-	Net cash provided by operating activities is estimated to be approximately $1.575 billion;
-	Capital expenditures are estimated to be approximately $625 million; and
-	Adjusted free cash flow(b) is estimated to be at least $950 million, or 16.4% of revenue.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  For more information, visit the Waste Connections website at www.wasteconnections.com/sustainability.

Q4 2020 Earnings and 2021 Outlook Conference Call

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2021 outlook on February 18th at 8:30 A.M. Eastern Time.  To access the call, listeners should dial 800-763-6049 (within North America) or 212-231-2936 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required).  A replay of the conference call will be available until February 25, 2021 by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #21989487.  The call will be broadcast live over the Internet through a link on the Company’s website at www.wasteconnections.com.  A playback of the call will be available on the Company’s website.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on February 18th, providing the Company's first quarter 2021 outlook for revenue, core price plus volume growth for solid waste, and adjusted EBITDA(b).

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than seven million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at www.wasteconnections.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends"

or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2021 financial results, outlook and related assumptions, potential growth and margin expansion, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND TWELVE months ended DECEMBER 31, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended December 31,						Twelve months ended December 31,
		2019			2020			2019			2020

Revenues			$1,361,960			$1,398,251			$5,388,679			$5,445,990
Operating expenses:
Cost of operations			814,151			846,851			3,198,757			3,276,808
Selling, general and administrative			136,146			133,419			546,278			537,632
Depreciation			156,779			161,462			618,396			621,102
Amortization of intangibles			31,701			35,239			125,522			131,302
Impairments and other operating items			28,999			24,136			61,948			466,718
Operating income			194,184			197,144			837,778			412,428

Interest expense			(36,056)			(42,813)			(147,368)			(162,375)
Interest income			2,592			857			9,777			5,253
Other income (expense), net			1,142			1,654			5,704			(1,392)
Income before income tax provision			161,862			156,842			705,891			253,914

Income tax provision			(28,671)			(26,268)			(139,210)			(49,922)
Net income			133,191			130,574			566,681			203,992
Plus: Net loss attributable to noncontrolling interests			71			90			160			685
Net income attributable to Waste Connections			$133,262			$130,664			$566,841			$204,677

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.51			$0.50			$2.15			$0.78

Diluted			$0.50			$0.50			$2.14			$0.78

Shares used in the per share calculations:
Basic			263,865,203			263,001,985			263,792,693			263,189,699
Diluted			264,636,883			263,598,602			264,526,561			263,687,539

Cash dividends per common share			$0.185			$0.205			$0.665			$0.760

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2019	December 31, 2020
ASSETS
Current assets:
Cash and equivalents	$326,738	$617,294
Accounts receivable, net of allowance for credit losses of $16,432 and $19,380 at December 31, 2019 and 2020, respectively	662,808	630,264
Prepaid expenses and other current assets	141,052	160,714
Total current assets	1,130,598	1,408,272
Restricted cash	96,483	97,095
Restricted investments	51,179	57,516
Property and equipment, net	5,516,347	5,284,506
Operating lease right-of-use assets	183,220	170,923
Goodwill	5,510,851	5,726,650
Intangible assets, net	1,163,063	1,155,079
Other assets, net	85,954	92,323
Total assets	$13,737,695	$13,992,364
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$436,970	$290,820
Book overdraft	15,954	17,079
Accrued liabilities	280,808	404,923
Current portion of operating lease liabilities	29,929	30,671
Current portion of contingent consideration	26,659	43,297
Deferred revenue	216,443	233,596
Current portion of long-term debt and notes payable	465	8,268
Total current liabilities	1,007,228	1,028,654

Long-term portion of debt and notes payable	4,353,782	4,708,678
Long-term portion of operating lease liabilities	160,033	147,223
Long-term portion of contingent consideration	42,825	28,439
Deferred income taxes	818,622	760,044
Other long-term liabilities	416,851	455,888
Total liabilities	6,799,341	7,128,926
Commitments and contingencies
Equity:
Common shares: 263,699,675 shares issued and 263,618,161 shares outstanding at December 31, 2019; 262,899,174 shares issued and 262,824,990 shares outstanding at December 31, 2020	4,135,343	4,030,368
Additional paid-in capital	154,917	170,555
Accumulated other comprehensive loss	(10,963)	(651)
Treasury shares: 81,514 and 74,184 shares at December 31, 2019 and 2020, respectively	-	-
Retained earnings	2,654,207	2,659,001
Total Waste Connections’ equity	6,933,504	6,859,273
Noncontrolling interest in subsidiaries	4,850	4,165
Total equity	6,938,354	6,863,438
	$13,737,695	$13,992,364

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

TWELVE months ended dECEMBER 31, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars)

	Twelve months ended December 31,
	2019	2020
Cash flows from operating activities:
Net income	$566,681	$203,992
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	60,592	445,647
Depreciation	618,396	621,102
Amortization of intangibles	125,522	131,302
Deferred income taxes, net of acquisitions	54,637	(50,487)
Amortization of debt issuance costs	5,001	7,509
Share-based compensation	42,671	45,751
Interest accretion	16,426	17,205
Payment of contingent consideration recorded in earnings	-	(10,371)
Adjustments to contingent consideration	1,498	18,418
Other	(2,240)	2,426
Net change in operating assets and liabilities, net of acquisitions	51,363	(23,973)
Net cash provided by operating activities	1,540,547	1,408,521

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(736,610)	(388,789)
Capital expenditures for property and equipment	(634,406)	(597,053)
Capital expenditure for undeveloped landfill property	(31,683)	(67,508)
Investment in noncontrolling interest	(25,000)	-
Proceeds from disposal of assets	3,566	19,084
Other	(1,873)	(11,777)
Net cash used in investing activities	(1,426,006)	(1,046,043)

Cash flows from financing activities:
Proceeds from long-term debt	1,575,795	1,815,625
Principal payments on notes payable and long-term debt	(1,470,711)	(1,542,958)
Payment of contingent consideration recorded at acquisition date	(3,200)	(12,566)
Change in book overdraft	(2,564)	1,096
Payments for repurchase of common shares	-	(105,654)
Payments for cash dividends	(175,067)	(199,883)
Tax withholdings related to net share settlements of equity-based compensation	(17,660)	(23,446)
Debt issuance costs	(5,953)	(11,117)
Proceeds from sale of common shares held in trust	4,036	679
Distributions to noncontrolling interests	(570)	-
Net cash used in financing activities	(95,894)	(78,224)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	608	6,914
Net increase in cash, cash equivalents and restricted cash	19,255	291,168
Cash, cash equivalents and restricted cash at beginning of year	403,966	423,221
Cash, cash equivalents and restricted cash at end of year	$423,221	$714,389

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended December 31, 2020:

	U.S.	Canada	Total
Core Price	4.1%	5.3%	4.3%
Surcharges	(0.4%)	(1.0%)	(0.5%)
Volume	(2.9%)	(4.5%)	(3.1%)
Recycling	0.5%	1.0%	0.5%
Foreign Exchange Impact	-	1.3%	0.2%
Total	1.3%	2.1%	1.4%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended December 31, 2019 and 2020:

	Three months ended December 31, 2019
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$974,886	$(2,499)	$972,387	71.4%
Solid Waste Disposal and Transfer	476,840	(193,474)	283,366	20.8%
Solid Waste Recycling	13,569	(365)	13,204	1.0%
E&P Waste Treatment, Recovery and Disposal	66,144	(3,661)	62,483	4.6%
Intermodal and Other	30,646	(126)	30,520	2.2%
Total	$1,562,085	$(200,125)	$1,361,960	100.0%

	Three months ended December 31, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,024,099	$(3,341)	$1,020,758	73.0%
Solid Waste Disposal and Transfer	493,093	(200,272)	292,821	20.9%
Solid Waste Recycling	26,688	(909)	25,779	1.9%
E&P Waste Treatment, Recovery and Disposal	27,690	(2,163)	25,527	1.8%
Intermodal and Other	33,427	(61)	33,366	2.4%
Total	$1,604,997	$(206,746)	$1,398,251	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and twelve month periods ended December 31, 2019 and 2020:

	Three months ended December 31,		Twelve months ended December 31,
	2019	2020	2019	2020
Acquisitions, net	$68,465	$52,721	$291,938	$197,231

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and twelve month periods ended December 31, 2019 and 2020:

	Three months ended December 31,		Twelve months ended December 31,
	2019	2020	2019	2020
Cash Interest Paid	$54,078	$55,910	$139,694	$142,310
Cash Taxes Paid	39,089	43,603	81,049	104,618

Debt to Book Capitalization as of December 31, 2020: 41%

Internalization for the three months ended December 31, 2020: 55%

Days Sales Outstanding for the three months ended December 31, 2020: 41 (26 net of deferred revenue)

Share Information for the three months ended December 31, 2020:

Basic shares outstanding	263,001,985
Dilutive effect of equity-based awards	596,617
Diluted shares outstanding	263,598,602

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended December 31,		Twelve months ended December 31,
	2019	2020	2019	2020
Net income attributable to Waste Connections	$133,262	$130,664	$566,841	$204,677
Less: Net loss attributable to noncontrolling interests	(71)	(91)	(160)	(685)
Plus: Income tax provision	28,671	26,269	139,210	49,922
Plus: Interest expense	36,056	42,813	147,368	162,375
Less: Interest income	(2,592)	(857)	(9,777)	(5,253)
Plus: Depreciation and amortization	188,480	196,701	743,918	752,404
Plus: Closure and post-closure accretion	3,649	3,755	14,471	15,095
Plus: Impairments and other operating items	28,999	24,136	61,948	466,718
Plus/(Less): Other expense (income), net	(1,142)	(1,654)	(5,704)	1,392
Adjustments:
Plus: Transaction-related expenses(a)	4,278	5,306	12,335	9,803
Plus (Less): Fair value changes to equity awards(b)	(589)	(485)	3,104	5,536
Adjusted EBITDA	$419,001	$426,557	$1,673,554	$1,661,984

As % of revenues	30.8%	30.5%	31.1%	30.5%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Twelve months ended December 31,
	2019	2020
Net cash provided by operating activities	$1,540,547	$1,408,521
Plus/(Less): Change in book overdraft	(2,564)	1,096
Plus: Proceeds from disposal of assets	3,566	19,084
Less: Capital expenditures for property and equipment	(634,406)	(597,053)
Less: Distributions to noncontrolling interests	(570)	-
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	10,371
Cash received for divestitures(b)	(2,376)	(10,673)
Transaction-related expenses(c)	12,335	9,803
Pre-existing Progressive Waste share-based grants(d)	4,810	5,770
Tax effect(e)	(4,565)	(5,021)
Adjusted free cash flow	$916,777	$841,898

As % of revenues	17.0%	15.5%

____________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended December 31,		Twelve months ended December 31,
	2019	2020	2019	2020
Reported net income attributable to Waste Connections	$133,262	$130,664	$566,841	$204,677
Adjustments:
Amortization of intangibles(a)	31,701	35,239	125,522	131,302
Impairments and other operating items(b)	28,999	24,136	61,948	466,718
Transaction-related expenses(c)	4,278	5,306	12,335	9,803
Fair value changes to equity awards(d)	(589)	(485)	3,104	5,536
Tax effect(e)	(16,234)	(16,235)	(50,189)	(153,758)
Tax items(f)	-	-	-	31,508
Adjusted net income attributable to Waste Connections	$181,417	$178,625	$719,561	$695,786
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.50	$0.50	$2.14	$0.78
Adjusted net income	$0.69	$0.68	$2.72	$2.64

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.
(f)	Reflects the impact of a portion of the Company’s 2019 inter-entity payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code 267A and an increase in deferred tax liabilities resulting from the E&P impairment.

2021 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	2021 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$669,000
Plus: Income tax provision	167,400	Approximate 20.0% effective rate
Plus: Interest expense, net	162,000
Plus: Depreciation and Depletion	660,000	Approximately 11.3% of revenue
Plus: Amortization	126,600
Plus: Closure and post-closure accretion	15,000
Adjusted EBITDA	$1,800,000	Approximately 31.0% of revenue

Reconciliation of Adjusted Free Cash Flow:

2021 Outlook
Estimates
Net cash provided by operating activities	$1,575,000
Less: Capital expenditures	(625,000)
Adjusted free cash flow	$950,000